SUBSCRIPTION AGREEMENT

FOR COMMON SHARES OF BENEFICIAL INTEREST OF

LIST INCOME OPPORTUNITIES Fund

The undersigned hereby subscribes for and agrees to purchase 10,000 common shares of beneficial interest, $0.001 par value per share (the "Common Shares"), of List Income Opportunities Fund, a Delaware statutory trust (the "Trust"), at a price of $10.00 per Common Share, and request to assign ownership and purchases in such names and with such specifications as are set forth on Schedule A attached hereto, and hereby agrees to contribute cash to the Trust on the date hereof as consideration for the Common Shares of Beneficial Interest in the amount of $100,000.00 with a trade date of June 5, 2023 (the "Consideration").

The undersigned further agrees to execute and deliver any and all documents or certificates necessary to transfer the Consideration to the Trust in full payment for the Common Shares subscribed for hereunder.

Legalist, Inc.

By:	/s/ Christian G.B. Haigh
Christian G.B. Haigh
Chief Investment Officer

Dated: June 5, 2023